Completel Europe NV - LOGO

NEWS RELEASE
Completel Europe N.V.               Investor Contact:
Kruisweg 609                        Stefan Sater, Director Investor Relations
2132 NA Hoofddorp                   Tel: +33 1 72 92 20 43
The Netherlands                     e-mail : s.sater@completel.fr
+31 20 666 1701

(ParisBourse: CTL; NASDAQ: CLTL)
March 5, 2002

                  COMPLETEL'S Q4 2001 RESULTS vs Q3 2001:
          RETAIL REVENUE GROWS 23% AND CARRIER REVENUE GROWS 12%.
      ADJUSTED EBITDA LOSS CUT BY 33% AND CASH OUTLAYS NARROW BY 41%.


Q4 2001 Highlights:

o    Retail revenue grew by 23% to (euro) 15.3 million relative to Q3 2001.

o    Quarterly retail site additions attained 232, up from 149 in Q3 2001.

o The adjusted EBITDA loss for the fourth quarter narrowed to (euro)16.5 million, a 33% ((euro)8.2 million) improvement over Q3 2001.

o Quarterly cash deployment (excluding (euro)20 million in funds outflow for the repurchase of senior notes and cash restructuring charges of
     (euro)8 million) was (euro)41 million in Q4 2001, a reduction of 41% relative to the (euro) 70 million cash outlay in the prior quarter.

o Gross margin attained 16.5% for the quarter, versus 8.9% in the prior quarter.

o Selling General & Administrative expense was(euro)21.1 million, a decrease of 22% ((euro)5.9 million) relative to the prior quarter.

o Six additional cities turned adjusted EBITDA positive for the full quarter: Marseilles, Grenoble, Toulouse, Lille and Strasbourg in France, and Essen in Germany.

o    Additional funding requirements are estimated at (euro)60 million to
     (euro)90 million, with new capital being sought: discussions with potential investors are ongoing and bondholders are being approached with a view toward initiating discussions regarding balance sheet restructuring.

Full Year 2001 Highlights:

o Total revenue grew 211% in 2001, to (euro)97.9 million from (euro)31.5 million in 2000.

o    On-Net retail customer sites grew by 114% year on year to 1310.

o    Gross margin attained 11.3% in 2001 versus negative 4.8% in 2000.

o The adjusted EBITDA loss for 2001 was (euro)89.5 million as opposed to the Company's Q3 2001 guidance of an adjusted EBITDA loss of between
     (euro)95 million and (euro)90 million.

o Capital expenditures totaled (euro)180.3 million (a 22% decrease from (euro)230.1 million in 2000).

o    Cash outlays for 2001 totaled (euro)325.0 million.

o Year end 2001 cash was (euro)106.4 million, including (euro)24.8 million in funds held in escrow in accordance with bond indentures.



Summary Financial Information
----------------------------------------------------------------------------------------------------------------------
                             Q4 2001     Q4 2000      Growth       Q3 2001      Growth      Full Year     Full Year
In Euro Millions                                    Q4 01/Q4 00               Q4 01/Q3 01      2001         2000
----------------------------------------------------------------------------------------------------------------------
Revenue                        28.0        15.1           85%        25.8            9%         97.9          31.5
----------------------------------------------------------------------------------------------------------------------
Gross Margin                    4.6         0.6          667%         2.3          100%         11.0          (1.5)
----------------------------------------------------------------------------------------------------------------------
Adjusted EBITDA               (16.5)      (29.7)          44%       (24.7)          33%         89.5          93.2
----------------------------------------------------------------------------------------------------------------------
Cash End Of Period            106.4       431.4       (325.0)       175.1         (68.7)        106.4        431.4
(including restricted
cash)
----------------------------------------------------------------------------------------------------------------------
Note: Adjusted EBITDA in Q4 2001, Q3 2001 and Q2 2001 excludes expensed impairment, restructuring and other charges of (euro)161.2 million, (euro)
2.7 million and (euro)3.7 million respectively (cumulative charges for 2001 were (euro)167.6 million).



PARIS, March 5, 2002 - Completel today announced continued growth in the fourth quarter of 2001, coupled with a large decline in its quarterly cash outlay, rounding out a year in which Completel saw 8 of its 13 cities turn adjusted EBITDA positive. As of mid year, retail markets continued to expand while demand for carrier and ISP dial up services slowed. Completel continued to deliver strengthened retail site connections, helping 7 out of 9 French cities turn adjusted EBITDA positive.

In Q4 2001 Completel saw improvement in its operating results relative to Q3 2001, growing overall revenue by 9%, retail revenue by 23%, reducing the adjusted EBITDA loss by 33%, to (euro)16.5 million from (euro)24.7 million, and narrowing operations-related cash outlays by 41%, to (euro)41 million from (euro)70 million. Retail revenue represented 55% of total Q4 2001 revenue.

The improvement in Completel's adjusted EBITDA margin for Q4 2001 over Q3 2001 resulted from planned reductions in SG&A and allocated affiliate expenses, which together declined by 22% (or (euro)5.9 million) to
(euro)21.1 million. This reduction in SG&A was coupled with planned network efficiency gains that saw gross margin rise to 16.5% from 8.9%. Gross margin for Q4 2001 was also improved by a (euro)1 million acceleration of previously deferred installation fees, pursuant to the cancellation of a bankrupt German carrier contract.

Completel's cash balance stood at (euro)106.4 million at the end of the quarter. During the fourth quarter, the Company repurchased (euro)48.1 million in face value of 14% April 2010 Senior Notes for a cash outlay of
(euro)17.6 million, which allowed Completel to recoup (euro)9.6 million in released escrow funds.



Operating Statistics Summary
----------------------------------------------------------------------------------------------------------------------
                                        Q4 2001    Q3 2001    Q2 2001     Q1 2001     Growth      Growth      Growth
ON-NET METRICS                                                                        Q4 01/      Q3 01/     Q2 01/
                                                                                      Q3 01       Q2 01       Q1 01
----------------------------------------------------------------------------------------------------------------------
Cumulative retail sites connected          1,310     1,078        929         759         232         149         170
----------------------------------------------------------------------------------------------------------------------
Cumulative total customers connected       1,170     1,020        865         735         150         155         130
----------------------------------------------------------------------------------------------------------------------
Quarterly new retail and carrier            16.5      19.2       16.6        13.5         N/M         N/M         N/M
orders value in(euro)millions
(annualized)
----------------------------------------------------------------------------------------------------------------------
Cumulative local route kilometers          2,389     2,362      2,050       1,678          27         312         372
----------------------------------------------------------------------------------------------------------------------
Quarterly switched mins  (Millions)          859       842        818         691         N/M         N/M         N/M
----------------------------------------------------------------------------------------------------------------------


Completel made solid operational progress in Q4 2001 in its retail business, increasing the pace of customer connections to 232 site additions as opposed to 149 site additions in the prior quarter. Cumulative orders per retail customer rose to 2.9 orders from 2.8 orders in the prior quarter, as existing clients continued to select follow-on services from an expanding Completel product suite. On the basis of its on net retail customer base, ARPU for the fourth quarter was (euro)4.100, an 11% increase from (euro)3.700 in Q3 2001. For comparative purposes, ARPU for the second and first quarters of 2001 was (euro)3.500 and (euro)3.300, respectively. (Note: Due to its maturing from a start-up Company, Completel is now measuring the ARPU of its entire on net retail customer base to better reflect the development of its customer base.)

French revenue grew by 11% to(euro)22.0 million in Q4 2001 relative to Q3 2001

Retail voice revenue in France grew 28% compared to the third quarter. French retail Internet and data revenue grew by 22% and 36%, respectively, relative to Q3 2001, as new broadband service launches for intercity Lan to Lan were well received by the market. Retail revenue now represents 59% of total French revenue.

Despite difficult market conditions, French wholesale carrier services revenue grew 22% compared to Q3 2001. In particular, carrier activity saw increased demand for voice traffic termination services, which grew by 30% this past quarter.

French ISP dial up services declined by 19% relative to Q3 2001 due to continued weakening in market demand and increased competition, although this wholesale activity retained a direct margin of over 30%. This business line is expected to gradually become less prominent within the markets served by Completel as the core retail and carrier businesses become the primary drivers of expansion.

German revenue increased by 1% to(euro)5.3 million in Q4 2001 relative to Q3 2001

Overall German revenue did not change significantly from that of the previous quarter, as the refocusing of operations helped lift margins even as some less profitable business was phased out and the low churn rate of valued clients was maintained. The Company continues to examine the structure and prospects of its German operations with a view to eliminating unnecessary costs and cash flow requirements.


Revenue Breakdown
-------------------------------------------------------------------------------------------------
                                     Q4 2001     Q4 2000      Growth        Q3 2001     Growth
In EUR Millions                                              Q4 01/Q4 00              Q4 01/Q3 01
-------------------------------------------------------------------------------------------------
Retail: Voice                          11.6         4.0          190%           9.4          23%
-------------------------------------------------------------------------------------------------
Retail: Internet & Data                 3.7         1.2          208%           3.1          19%
-------------------------------------------------------------------------------------------------
Carriers                                5.7         1.7          235%           5.1          12%
-------------------------------------------------------------------------------------------------
ISP Dial Up Termination                 5.3         5.7           (7%)          6.6         (20%)
-------------------------------------------------------------------------------------------------
IDC and Other                           1.7         2.5          (32%)          1.6           1%
-------------------------------------------------------------------------------------------------
Total Revenue                          28.0        15.1           85%          25.8           9%
-------------------------------------------------------------------------------------------------
Note: Total Revenue for Q3 and Q4 2001 include Estel revenue, consolidated as of June 1, 2001. Q3 2001 traffic termination revenue have been classified as Carrier rather than Voice revenue, in order to match ongoing revenue categories as of Q4 2001.

Tim Samples, CEO, stated, "During the fourth quarter we made firm progress in enhancing our adjusted EBITDA margin, reducing cash outlays in tandem with sustained double digit retail revenue growth. We are pleased to report that six additional cities have turned adjusted EBITDA positive, supporting management's view that our business model works. We remain focused on narrowing our adjusted EBITDA losses and reducing our cash outlays, and have actively pursued additional sources of funding, while recently approaching bondholders with a view to initiating discussions in order to restructure the balance sheet. Assuming the successful conclusion of our refinancing discussions, we anticipate that our principal business line, retail services to companies and government agencies, will show continued expansion in coming quarters, while wholesale businesses, and in particular ISP and dial-up services, will form a lesser part of Completel's total revenue in the future. We also anticipate continued margin enhancement, following on from the significant improvement seen in the past quarter. Client demand for higher value products from our expanding service offering is on the rise, with volume growth driving improved capacity utilization of our network. Operating results are now showing tangible strides made possible by our up-front investments in fiber-based access to the customer."

Jerome de Vitry, COO, commented, "We have dramatically accelerated the installation of new retail sites this quarter, under challenging market conditions, while also driving overall retail ARPU in excess of (euro)4.000 compared to approximately (euro)3.000 a year ago. We expect to continue to raise our penetration of higher value and national retail accounts in France in particular.

"Completel's gross margin improvement, from 8.9% in Q3 2001 to 16.5% in Q4 2001, reflects improved leverage on interconnection costs as anticipated by management in the Q3 2001 results discussion. Gross margin is expected to continue to improve as new customers are added to the network. SG&A dropped to 76% of revenue, from 105% in the prior quarter, as the result of overall cost reductions that are likely to prove sustainable thanks to restructuring measures now well under way."

Lyle Patrick, CFO, added that, "Completel's cash outlays for the quarter were again significantly reduced - by 41% in terms of operating cash outlays. Our capital outlays were cut by 27% compared to the prior quarter. We now hold the advantage of having completed our city builds faster than planned in 2001. With most of those expenditures behind us, future asset deployment should be success based; that is, primarily committed to the connection of new retail client sites and buildings. Our cash deployment is being actively managed to maximize early returns.

The German restructuring measures, announced in the prior quarter, resulted in an expense of (euro)13.1 million in the fourth quarter. This charge is at the lower end of the anticipated (euro) 13 million to (euro)15 million range announced last quarter, as Completel decided to retain a broader platform of services than first planned, minimizing disruption to operations, while allowing for a decrease in losses.

During the fourth quarter 2001, Completel also recognized a non-cash charge of (euro) 130.3 million related to impairment of its German assets. This charge is in line with the revised prospects for these operations, based on the reorganization of the German business that occurred this past quarter. Completel also wrote down (euro)12.4 million of assets in its UK operations.

In addition, in the fourth quarter 2001 Completel recognized a (euro)30.2 million extraordinary gain arising from the repurchase and cancellation of
(euro) 48.1 million in senior notes originally issued in April 2000. This gain should not raise any tax liability, given the cumulative losses of the Company in its start-up phase. The cumulative repurchases of (euro)78.1 million in senior notes achieved in 2001 enhance Completel's balance sheet structure at a reasonable cost".

Outlook and Funding

Completel believes that the trends of strong continuing demand for its retail services and weakened demand for carrier and ISP services may continue well into 2002. The Company does not expect any significant changes in market conditions before the end of the first half of 2002. Given the remaining uncertainties surrounding wholesale demand for carrier and ISP dial up services, Completel is not currently in a position to offer guidance that captures the possible downsides and opportunities for the full year 2002.

Completel does, however, anticipate that Q1 2002 revenue will not significantly differ from those of Q4 2001, with growth in retail revenue offsetting weaker ISP revenue. Further enhancement of gross margin is also anticipated, thanks in part to lower backbone transport costs and reduced interconnection charges. Completel also expects the adjusted EBITDA loss in the first quarter of 2002 may be lower than (euro)15 million, with less than (euro)15 million in capital expenditure outlays supporting further customer connections.

From its current position, Completel also anticipates that it will have fully utilized its existing cash resources by mid-year 2002. As indicated in the third quarter 2001 results discussion, the Company believes that it will require further funding of some (euro)60 to (euro)90 million to fund its existing business plan to cash flow breakeven.

Given its funding position, the Company has embarked on a process to seek additional forms of capital. Discussions with potential investors are ongoing, although there can of course be no assurance that Completel will secure the necessary financing. If it fails to do so, it will effectively cease to be able to do business. In this connection, Completel's auditors are currently considering whether their audit report with respect to the Company's 2001 financial statements will include a going concern qualification.

The Company anticipates that any capital injection that it is able to secure will be conditional on a restructuring of its balance sheet. Any capital injection combined with a restructuring of the Company's existing debt securities is likely to result in substantial dilution of the interest in the Company of existing shareholders. Completel has recently approached certain of its bondholders with a view to initiating discussions concerning a possible restructuring of the Company's balance sheet. The Company expects to begin substantive discussions with its key bondholders shortly.

Certain of the Company's existing major investors have indicated that they would be prepared to consider investing an aggregate amount of up to
(euro)30 million, subject to due diligence and terms, as part of a re-capitalization and restructuring of the Company that provided it with sufficient cash resources to fully fund its business plan to cash flow breakeven.

Board Resignations

On January 11, 2002, Royce Holland resigned from Completel's Supervisory Board. James Kirby, another member of Completel's Supervisory Board, has replaced Mr. Holland on the Board's audit committee.

On February 22, 2002, William Pearson resigned as Chairman of Completel's Supervisory Board and as a member thereof. He commented that this "change will allow the Company more flexibility to attract new investors and Board members. Along with the restructuring of the Company's balance sheet, the Company will need to restructure the Board membership as well to accommodate changes in equity ownership. I wish the Company well and I continue to remain a shareholder". Tim Samples, CEO, noted that "we all thank William Pearson for his work as Chairman and for his dedication to the Company over the past four years as one of its founders and as the former CEO". A new Chairman shall be elected in March.

Completel Europe NV (ParisBourse: CTL; NASDAQ:CLTL).
Completel is a facilities-based provider of fiber optic local access telecommunications and Internet services to business end-users, carriers and ISPs in France and Germany.

NOTE:
The revenue, margin, adjusted EBITDA, capital expenditure and cash resource forecasts in this outlook section, as well as other information in this press release, constitute "forward-looking statements" within the meaning of Section 21E of the U.S. Securities Exchange Act. These forward-looking statements are identified by their use of such words as "believes," "anticipates," "should," "expects," "forecast," "projects," and similar expressions. Such statements are based on the current expectations and assumptions of the management of Completel only, and Completel does not undertake to publicly update or revise these statements, whether as a result of new information, future events or otherwise. These forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause Completel's actual future results, performance and achievements to differ materially from those forecasted or suggested in this press release. The most important of such factors is Completel's potential inability to obtain additional funding on satisfactory terms and restructure its debt. Furthermore, with respect to revenue forecasts, such factors include, but are not limited to: (a) decline in demand for Completel's telecommunications services; (b) pricing pressures from Completel's direct competitors as well as from providers of alternative services; (c) failures, shutdowns or service disturbances with respect to Completel's networks; and (d) worsening carrier and Internet data market weakness. In addition to these risks, EBITDA forecasts and other forward-looking information in this press release are subject to such risks as: (a) unforeseen delays or increased expenditures incurred in the construction of Completel's networks and IDCs; (b) Completel's inability to develop and maintain efficient operations support; and (c) regulatory developments in Europe adverse to Completel or difficulties of Completel in maintaining necessary telecommunications licenses or other governmental approvals. For a more detailed discussion of such risks affecting the Company, please refer to Completel's prospectuses and 10-K,10-Q and 8-K reports filed with the U.S. Securities and Exchange Commission.


 Paris office: Tour Egee, 9-11 allee de l'Arche, 92671 Courbevoie Cedex, FRANCE
                           Tel: +33 1 72 92 20 00
                             www.completel.com



COMPLETEL EUROPE N.V. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (Stated in thousands of
Euros, except share and per share amounts)

                                               Three Months Ended December 31               Year Ended
                                                                                            December 31
                                                       2001          2000              2001             2000
                                                    (Unaudited)   (Unaudited)

REVENUE                                                27 987           15 086          97 909           31 540

OPERATING EXPENSES:

    Network costs                                      23 369           14 498          86 855           33 038
    Selling, general and                               20 253           28 255          95 181           79 606
    Allocated costs from affiliate                        900            2 067           5 402           12 090
    Non-cash compensation charges                       8 029             (133)          5 260           60 550
    Depreciation and amortization                      18 704            8 012          54 961           22 027
    Restructuring, impairment & other
      charges                                         161 162                -         167 555                -

       Total operating expenses                       232 417           52 699         415 214          207 311

OPERATING LOSS                                       (204 430)         (37 613)       (317 305)        (175 771)

OTHER INCOME (EXPENSE):
    Interest income                                     1 465            5 441          12 867           22 394
    Interest expense, net of capitalized
      interest                                         (6 656)         (12 567)        (29 485)         (28 968)
    Foreign exchange gain (loss) and
      other expense                                    (3 263)           5 707         (11 294)         (18 933)

       Total other income (expense)                    (8 454)          (1 419)        (27 912)         (25 507)

NET LOSS BEFORE EXTRAORDINARY ITEM                   (212 884)         (39 032)       (345 217)        (201 278)

    EXTRAORDINARY ITEM                                 30 159                -          46 168            1 053

    CUMULATIVE EFFECT OF CHANGE
      IN ACCOUNTING PRINCIPLE                                                                              (263)

NET LOSS                                             (182 725)         (39 032)       (299 049)        (200 488)

BASIC AND DILUTED LOSS PER ORDINARY SHARE               (1,16)           (0,25)          (1,90)           (1,34)

WEIGHTED AVERAGE NUMBER OF ORDINARY
  SHARES OUTSTANDING                              157 419 330      157 413 060     157 417 898      149 806 721

ADJUSTED EBITDA                                       (16 535)         (29 734)        (89 529)         (93 194)

Note- Adjusted EBITDA is:
Revenue less Network Costs,  Selling, General & Administrative expenses,  and Allocated costs from affiliate




COMPLETEL EUROPE N.V. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS
(Stated in thousands of Euros)
                                                                                       (Unaudited)
                                                                                        December 31,            December 31,
                                   ASSETS                                                   2001                    2000
                                   ------                                            -----------------       -----------------

CURRENT ASSETS:
      Cash and cash equivalents                                                               81 613                 361 698
      Short-term investments, restricted                                                      16 694                  28 030
      Customer accounts receivable, net of allowance for doubtful receivables of 1,530 and 733 as of December 31, 2001 and
        December 31, 2000, respectively                                                       15 757                  13 883
      Affiliate receivables                                                                    2 121                   1 500
      Prepaid expenses, VAT receivables and other current assets                              35 966                  54 886
                                                                                    -----------------       -----------------
          Total current assets                                                               152 151                 459 997
                                                                                    -----------------       -----------------

NON-CURRENT ASSETS :
      Property and equipment, net                                                            277 807                 298 623
      Licenses and other intangibles, net                                                      7 897                   6 858
      Deferred financing costs, net                                                            7 525                  15 129
      Non-current investments, restricted                                                      8 085                  41 709
      Other non-current assets                                                                 2 525                   2 465
                                                                                    -----------------       -----------------
          Total non-current assets                                                           303 839                 364 784
                                                                                    -----------------       -----------------

TOTAL ASSETS                                                                                 455 990                 824 781
                                                                                    =================       =================

          LIABILITIES AND SHAREHOLDERS' EQUITY
          ------------------------------------

CURRENT LIABILITIES:
      Network vendor payables                                                                 37 356                  54 341
      Accrued liabilities and trade accounts payable                                          67 590                  71 684
      Affiliate payables                                                                       1 393                   2 199
                                                                                    -----------------       -----------------
          Total current liabilities                                                          106 339                 128 224

LONG-TERM DEBT                                                                               227 735                 280 597

                                                                                    -----------------       -----------------

TOTAL SHAREHOLDERS' EQUITY                                                                   121 916                 415 960
                                                                                    -----------------       -----------------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                                   455 990                 824 781
                                                                                    =================       =================



COMPLETEL EUROPE N.V. AND SUBSIDIARIES

SUMMARY QUARTERLY STATEMENTS OF OPERATIONS
(Stated in thousands of Euros)   (Unaudited)


In Euro 000's                                  Q1 2001         Q2 2001        Q3 2001        Q4 2001

Total Revenue                                  19 656          24 496         25 770         27 987
Voice Switched                                  5 878           8 632          9 364         11 645
Non-Switched:
   Retail Internet                              1 146           1 639          1 982          2 278
   Retail Data                                    744           1 059          1 149          1 439
Subtotal Retail Services                        7 768          11 330         12 495         15 362

Carrier & Reseller                              2 750           3 574          5 067          5 657
ISP/IAP                                         6 928           8 342          6 568          5 342
IDC & Other Internet                            1 579           1 112          1 639          1 622
Indirect                                          631             138              1              4

Cost of Goods Sold                             10 331          12 838         12 087         12 357
Direct Margin                                   9 325          11 658         13 683         15 630
Other COGS                                      8 360           8 493         11 374         11 015
Gross Margin                                      965           3 165          2 309          4 615

Adjusted EBITDA                               (24 332)        (23 937)       (24 725)       (16 535)

Direct Margin %                                 47,4%           47,6%          53,1%          55,8%
Gross Margin %                                   4,9%           12,9%           8,9%          16,5%
Adjusted EBITDA Margin %                      (123,8%)         (97,7%)        (95,9%)        (59,1%)

In Euro 000's                                 Q1 2000         Q2 2000        Q3 2000        Q4 2000

Total Revenue                                   2 528           5 036          8 890         15 086
Voice Switched                                    739           1 013          1 887          3 968
Non-Switched:
   Retail Internet                                206             279            657            852
   Retail Data                                    145              75            308            256
Subtotal Retail Services                        1 090           1 367          2 852          5 076

Carrier & Reseller                                339             963          1 186          1 701
ISP/IAP                                            66             475          2 686          5 709
IDC & Other Internet                            1 033           1 663          1 412          1 908
Indirect                                                          568            754            692

Cost of Goods Sold                              1 362           2 731          5 482          9 522
Direct Margin                                   1 166           2 305          3 408          5 564
Other COGS                                      1 651           2 820          4 494          4 976
Gross Margin                                     -485            -515         -1 086            588

Adjusted EBITDA                               -15 727         -21 795        -25 937        -29 734

Total Direct Margin %                           46,1%           45,8%          38,3%           36,9%
Total Gross Margin %                           (19,2%)         (10,2%)        (12,2%)           3,9%
Adjusted EBITDA Margin %                      (622,1%)        (432,8%)       (291,8%)        (197,1%)

Completel Europe
Summary Cash Flow                              Q1 2001         Q2 2001        Q3 2001         Q4 2001

In Euro Millions

Uses of cash

Adjusted EBITDA                                    24              24             25             17
Net Interest Expense                               (4)             12              2              8
Underlying Capex                                   54              50             26             19
Working Capital                                    (2)              1             17             (3)
Change in Cash Before                              72              87             70             41
One Off /Restructuring Items
One Off Items                                       0              11             14             20
Restructuring                                       0               2              0              8

Total Uses of Cash                                 72             100             84             69
Cash Balance                                      359             259            175            106

Completel: Segment Reporting

In EURO  000's

France                                          Q1 2001        Q2 2001        Q3 2001         Q4 2001

Revenue                                          15 603         18 599         19 787          21 950
Adjusted EBITDA                                  -8 987         -7 189         -9 730          -7 608
Total Assets                                    224 435        279 099        292 859         285 251
Expenditures for Long lived assets               29 105         28 865         22 891          13 066

Germany                                         Q1 2001        Q2 2001        Q3 2001         Q4 2001

Revenue                                           2 809          5 134          5 260           5 276
Adjusted EBITDA                                  -7 484         -8 450         -7 856          -2 517
Total Assets                                    156 079        177 685        172 801          40 963
Expenditures for Long lived assets               20 338         19 372          4 392           8 232

UK                                              Q1 2001        Q2 2001        Q3 2001         Q4 2001

Revenue                                           1 244            763            723             761
Adjusted EBITDA                                  -2 541         -2 712         -2 157          -1 259
Total Assets                                     18 568         17 957         15 510           2 255
Expenditures for Long lived assets                3 487          1 732            169              57

Completel Europe and Other                      Q1 2001        Q2 2001        Q3 2001         Q4 2001

Revenue                                            na             na             na             na
Adjusted EBITDA                                  -5 320         -5 586         -4 982          -5 151
Total Assets                                    393 693        280 014        200 830         127 521
Expenditures for Long lived assets                3 996          4 208          2 424               4


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